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                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF FIRST INTERSTATE BANCSYSTEM, INC.

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                                 State of Incorporation or
      Subsidiary               Jurisdiction of Organization                 Business Name
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
First Interstate Bank                     Montana                      First Interstate Bank

Commerce Financial, Inc.                  Montana                      Commerce Financial, Inc.

FIB Capital Trust                        Delaware                      FIB Capital Trust

i_Tech Corporation                        Montana                      i_Tech Corporation

FIB, LLC                                  Montana                      FIB, LLC

FI Reinsurance, Ltd.             Nevis Island, West Indies             FI Reinsurance, Ltd.
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